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Exhibit 10.12

EXCLUSIVE LICENSE AGREEMENT
AMONG
GEORGETOWN UNIVERSITY
AND
THE UNIVERSITY OF ARIZONA
AND
PROLX PHARMACEUTICALS CORPORATION

        Effective as of 5th day of July, 2001, GEORGETOWN UNIVERSITY ("GEORGETOWN"), a not-for-profit academic institution organized under the laws of the District of Columbia, having a principal address at 37th & O Streets, N.W., Washington, D. C. 20057, and The Arizona Board of Regents on behalf of THE UNIVERSITY OF ARIZONA ("ARIZONA"), with its principal offices in Tucson, Arizona 85721 (hereinafter collectively referred to as "LICENSOR"), and PROLX PHARMACEUTICALS CORPORATION, having a principal place of business at 1401 Forbes Avenue, Suite 231, Pittsburgh, Pennsylvania, 15219-5125 ("LICENSEE"), agree as follows:

1. BACKGROUND

         1.1  GEORGETOWN and ARIZONA through collaboration invented and discovered certain Technology as further defined herein.

         1.2  GEORGETOWN and ARIZONA are the owners by assignment or obligation of assignment to said Technology as further defined herein.

         1.3  GEORGETOWN and ARIZONA wish to have the Technology developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit. As a result, GEORGETOWN and ARIZONA have entered into an Interinstitutional Agreement (the "Interinstitutional Agreement") that sets forth the rights and obligations of each to the other.

         1.4  LICENSEE wishes to acquire an Exclusive license from LICENSOR under said Technology for the purpose of undertaking development, to manufacture, use, import and sell products incorporating said Technology.

2. DEFINITIONS

         2.1  "Exclusive" means LICENSOR has not granted and shall not grant further licenses under the Technology so long as this Agreement is in effect, and shall not make, have made, use, sell, or offer to sell Licensed Products.

         2.2  "Field of Use" means any and all fields of use, including the fields of drug design, drug discovery, pharmaceuticals, therapeutics, and diagnostics.

         2.3  "First Commercial Sale" means the first sale of a Licensed Product at an arms length transaction with a third party unaffiliated with any party to this Agreement.

         2.4  "Licensed Application(s)" means the applications identified in Appendix A, and all U.S. or foreign patent applications and equivalents thereto claiming Technology, and all divisionals, continuations, reissues, and reexaminations thereof, and continuations-in-part, and applications claiming priority therefrom.

         2.5  "Licensed Patent(s)" means the patents identified in Appendix A and any U.S. or foreign patents issued or granted from the Licensed Applications and any and all existing or future foreign counterparts of the patents listed in Appendix A or of patents issued or granted from the Licensed Applications, along with any continuations, divisions, continuations-in-part, confirmations, substitutions, registrations, revalidations, additions, extensions, re-examination certificates, supplementary protection certificates and reissues thereof.

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         2.6  "Licensed Product(s)" means any compound, product or part thereof, device, kit, method or service, the manufacture, use, import or sale of which is covered by a valid claim of an issued, unexpired Licensed Patent(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

         2.7  "LICENSEE" is understood to include ProlX Pharmaceuticals Corporation and any and all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

    (a)
    of at least fifty percent (50%) of the voting stock; or

    (b)
    of at least fifty percent (50%) interest in the income of such corporation or other business.

         2.8  "Net Sales" means the gross revenue generated by sale or use of the Licensed Product(s) in the form in which it is sold or used, less the following items:

    (a)
    Import, export, excise, value added and sales taxes, plus custom duties;

    (b)
    Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation;

    (c)
    Normal and customary quantity and cash discounts; and

    (d)
    Credit for returns, allowances, or trades actually given.

        For Licensed Products sold or otherwise provided in combination with other products or services, or provided in other than a sale transaction, Net Sales shall be based on the quantity of products or services provided times the price for a similar product or service when sold or otherwise provided separately by LICENSEE in an arms-length transaction in similar quantities.

         2.9  "Regulatory Approval" means any approval or clearance by any governmental agency or agencies having authority to regulate the use or sale of any Licensed Product(s) in the pertinent jurisdiction or territory.

       2.10  "Technology" means the Licensed Application(s) and Licensed Patents as well as any technical data, know-how, material, research results and other information provided to LICENSEE by LICENSOR or its employees or contractors including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable, relating to, but limited to the subject matter described or claimed in, the Licensed Application(s) and/or Licensed Patent(s) as listed in APPENDIX A.

3. GRANT

         3.1  LICENSOR hereby grants and LICENSEE hereby accepts an exclusive, even as to LICENSOR, worldwide license to make, have made, use, sell, have sold, offer for sale, import, and otherwise obtain or provide Licensed Product(s) and to use Technology in the Field of Use. Notwithstanding the preceding sentence, LICENSORS shall retain the right to use the Technology for internal educational and research purposes within each LICENSOR's respective institution.

         3.2  Said license is transferable and includes the right to sublicense. The terms and conditions of any transfer or sublicense shall be consistent with the terms and conditions of this Agreement and LICENSOR shall have the right to approve such transfer or sublicense, which approval shall not be withheld absent a clear potential to adversely affect the financial consideration anticipated under the

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license. The approval of LICENSOR shall also be required in connection with any transfer or sublicense to any Affiliate of LICENSEE, which approval shall not be unreasonably withheld.

4. ROYALTIES, PAYMENTS AND MILESTONES

         4.1  LICENSEE agrees to reimburse GEORGETOWN a total of [+] for costs incurred to date in connection with the preparation, filing and prosecution of the Licensed Applications. After the effective date, and during the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in the following Article 7.1.

         4.2  LICENSEE shall pay to LICENSOR benchmark royalties relating to each Licensed Product as follows:

    (1)
    [+]

    (2)
    [+]

    (3)
    [+]; and

    (4)
    [+].

        LICENSEE may investigate more than one Licensed Product through Phase II tests, without paying more than one set of benchmark royalties. If LICENSEE should choose to submit multiple NDAs or an NDA covering more than one Licensed Product, then the benchmark royalties relating to additional Licensed Products as set forth in 4.2 (3) and (4) above shall be reduced by [+]. If, after obtaining approval of an NDA, LICENSEE attempts to develop additional Licensed Products, benchmark royalties relating to such products will be reduced by [+].

         4.3  In addition, LICENSEE shall pay LICENSOR earned royalties on Net Sales of Licensed Product sold directly by LICENSEE in the country in which the Licensed Product is made, used or sold. The royalty shall be [+] for all Fields of Use. If the Licensed Product is sublicensed, LICENSEE shall pay to LICENSOR a sublicensing fee as a percentage of revenues received by LICENSEE. For pharmaceuticals and therapeutics, LICENSOR's share of sublicense revenues shall be [+] until [+] and [+] thereafter. For diagnostics, LICENSOR's share of sublicense revenues shall be [+] until [+], and [+] thereafter.

         4.4  The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.

5. REPORTS, PAYMENTS AND ACCOUNTING

        5.1    Quarterly Royalty Payment and Report.    LICENSEE shall make written reports and royalty payments to ARIZONA within [+] days after the end of each calendar quarter following the First Commercial Sale. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation of earned royalty payment due the LICENSORS for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due LICENSORS of royalties for the calendar quarter covered by such report.

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        All Payments pursuant to the License shall be made and sent to the following address:

Frank Hartdegen, Ph.D., Director
Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151

        5.2    Annual Progress Reports.    LICENSEE shall provide to ARIZONA annual written progress reports with the first Quarterly Report for each calendar year after the effective date of this agreement. The reports shall include sufficient detail to allow LICENSOR to determine progress on research and development, manufacturing, sublicensing, marketing and sales during the previous twelve (12) months as well as plans for the coming year.

        5.3    Accounting.    LICENSEE agrees to keep records for a period of two (2) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm, who is selected and paid for by ARIZONA, but no more than once per calendar year to the extent necessary to verify reports provided for in Paragraph 5.1 and no later than two years after a particular Quarterly Report is made. Such examination is to be made by ARIZONA, at its expense and all such information obtained shall be treated as confidential information pursuant to Article 9. If ARIZONA determines that LICENSEE has, for any reason, failed to pay adequate royalties, LICENSEE shall immediately upon notice thereof pay to ARIZONA any owed royalties plus interest at the rate of [+] per annum, compounded daily, calculated from the date upon which such royalties should have been paid to the date of actual payment of ARIZONA.

6. REPRESENTATIONS

         6.1  Each LICENSOR represents and affirms that it has the right to grant LICENSEE the license granted herein and that it has not granted any license to the Licensed Patents or Licensed Applications or any rights in any Licensed Product(s) to any third party, except for United States government rights which may have been required by law.

         6.2  Each LICENSOR represents and affirms that, to such LICENSOR's knowledge, information and belief:

    (a)
    there are no patents, applications, or invention disclosures owned or assigned to a LICENSOR relating to the Technology other than those listed on Appendix A;

    (b)
    there is no material prior art of which LICENSOR and its employees and contractors are aware that has not been provided to patent counsel; and

    (c)
    other than the Licensors, there are no co-owners of the Licensed Applications and Licensed Patents, except as set forth herein.

         6.3  Each LICENSOR represents to LICENSEE that such LICENSOR shall be liable for all claims, damages, or suits arising from the acts, omissions, or negligence of its respective officers, agents, and employees.

         6.4  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY

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OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

         6.5  EXCEPT FOR ITS OBLIGATIONS OF COOPERATION AS SET FORTH IN SECTION 8 HEREOF, NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES LICENSOR EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN LICENSOR'S LICENSED PATENTS OR LICENSED APPLICATIONS.

         6.6  IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

         6.7  NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

         6.8  THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF LICENSOR OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

7. PROSECUTION OF LICENSED PATENTS

         7.1  LICENSEE agrees to accept liaison and financial responsibilities, as hereinafter set forth, for the prosecution, by a patent lawyer in independent practice, who shall be nominated by LICENSEE and approved by LICENSOR, of the Licensed Applications listed on Appendix A, and additional applications as the parties may subsequently agree. Said financial responsibilities shall not only include the costs of prosecution but also the payment of maintenance fees, where required, to maintain said patent applications and patents, if issued, in force and effect for as long as possible. It is further agreed that the patent lawyer selected and paid by LICENSEE and approved by LICENSOR shall be required, if so desired by LICENSOR, to keep a patent lawyer selected by LICENSOR informed of all steps in the prosecution and maintenance of said Patent Rights. Notice of prosecution and maintenance of said Patent Rights shall be sent to:

Kelli N. Watson, Esq. Research & Technology Development Services Georgetown University Medical Center Suite 177, Building D 4000 Reservoir Road, N.W. Washington, D.C. 20007
And
Frank Hartdegen, Ph.D., Director
Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151

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If, for any reason, prosecution or maintenance of a particular patent application or patent in a particular country is to be abandoned by LICENSEE, LICENSOR will be notified in sufficient time to assume prosecution. LICENSEE shall bear all cost to maintain the patent prosecution until such time that LICENSOR can assume patent prosecution.

         7.2  Within two (2) weeks of notification to LICENSOR by LICENSEE of the identity of the patent lawyer, LICENSOR or its current counsel will furnish complete file histories of all of the patent applications constituting said Licensed Applications to the patent lawyer nominated in accordance with Paragraph 7.1 above.

         7.3  Each LICENSOR shall have the right at any time, by notice in writing and sent to LICENSEE by registered mail, to assume and continue at its own expense, direction of the prosecution of any of said Licensed Applications. Upon receipt by LICENSEE of any such notice from a LICENSOR, and upon consent of the other LICENSOR, LICENSEE and the patent lawyer nominated in accordance herewith shall provide in two weeks from the time of notice an executed power of attorney and all the file histories of the patent applications constituting said Licensed Applications. Upon receipt of this documentation, LICENSEE and the patent attorney nominated by LICENSEE shall be relieved of all future responsibilities to prosecute the Licensed Applications to which the notice is directed. In which event, LICENSOR agrees to use its good faith efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement, Patent Rights to the extent necessary to cover both broadly and specifically Licensed Products. LICENSEE shall have reasonable opportunity to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance. LICENSOR shall use its good faith efforts to furnish LICENSEE with copies of any patent application sufficiently in advance of its anticipated filing date to give LICENSEE a reasonable opportunity to review and comment thereon. In this event, LICENSOR also agrees to furnish LICENSEE with copies of all substantive communications to and from U.S. and foreign patent offices regarding Licensed Applications and in good faith shall consider the reasonable comments of LICENSEE regarding all communications and filings to and from the respective patent office.

8. INFRINGEMENT

         8.1  LICENSOR and LICENSEE shall promptly give notice to the other in writing of any alleged infringement of Patent Rights. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement.

         8.2  LICENSEE shall have the first right to defend Patent Rights against any infringer at LICENSEE's cost and expense including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, which LICENSEE, in its sole discretion, decides is reasonable and necessary for it to undertake. LICENSEE shall bring or defend or may settle any such actions solely at its own expense and through counsel of its selection and will be entitled to retain any settlement or damage award received except as provided for in Article 8.5; provided, however, that each LICENSOR shall be entitled in each instance to participate through counsel of its own selection and its own expense. LICENSEE and each LICENSOR acknowledge and agree that, although each LICENSOR shall have the right at such LICENSOR's option to prosecute infringers as provided in the following Article 8.3, LICENSOR is not desirous of being a party to any such infringement suit. LICENSEE shall not join LICENSOR as a party-plaintiff in any suit which LICENSEE may institute unless necessary for the maintenance of said suit, and then only with the prior knowledge and written consent of LICENSOR, which consent shall not be unreasonably withheld. In such event, LICENSOR shall not be chargeable for any costs or expenses. LICENSOR shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSEE and provide other such support as LICENSEE may require including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSEE.

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         8.3  LICENSOR shall have the right to defend the Patent Rights against infringement in the event that LICENSEE declines to exercise its rights to defend Patent Rights under Article 8.2 and shall have sole discretion to file and prosecute, defend or settle such infringement and declaratory judgment action at its own expense through counsel of its own selection and will be entitled to retain any settlement or damage award received; provided, however, that LICENSEE shall be entitled in each instance to participate through counsel of its own selection and at its own expense. LICENSEE shall have no responsibility or financial obligation with respect to any such infringement action except to provide reasonable assistance to LICENSOR as requested and LICENSOR shall reimburse LICENSEE for LICENSEE's out-of-pocket expenses in connection with any such assistance. LICENSEE shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSOR and provide other such support as LICENSOR may require, including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSOR.

         8.4  In the event that LICENSOR decides to institute suit, LICENSOR shall be entitled to retain the entire amount of any recovery or settlement, less all reasonable costs, including attorneys fees, incurred by LICENSEE as a consequence. Furthermore, at its option, LICENSOR may join LICENSEE as plaintiff.

         8.5  LICENSOR shall be entitled to the percentage of any recovery obtained in any infringement suit brought by LICENSEE equal to the amount to which LICENSOR would be entitled under the sublicensee royalty provision of this Agreement had said recovery been paid to LICENSEE as sublicense royalties by the defendant in said infringement suit. LICENSEE may deduct its reasonable costs and attorneys' fees incurred in prosecuting such suit, to the extent such costs and fees are not otherwise recovered, prior to calculating the share owing to LICENSOR pursuant to this provision.

         8.6  Should either LICENSOR or LICENSEE commence a suit under the provisions of Paragraphs 8.2 or 8.3 and thereafter elect to abandon the same, it shall give timely notice to the other party which may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and any recovery in such suit shall be agreed upon between LICENSOR and LICENSEE.

         8.7  LICENSEE during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer, and LICENSOR shall be entitled to royalties therefrom as specified in Paragraph 4.3.

9. PUBLICITY AND CONFIDENTIALITY

         9.1  Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other, except to announce this Agreement.

         9.2  Confidential Items.    Confidential Items shall mean any proprietary information or materials belonging to the disclosing party clearly marked CONFIDENTIAL (whether or not patentable) including, but not limited to, patent filings, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning, consultants and business plans, including any negative developments, which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement, further including information concerning the existence, scope or activities of any research and development project of the disclosing party.

         9.3  Each party shall hold in confidence for a period of five (5) years, and shall not disclose to any person outside its respective organization, any Confidential Items disclosed to it by the other party to this Agreement. The party receiving such Confidential Items shall use such Confidential Items only for the limited purpose for which it was disclosed and shall not exploit such Confidential Items for its own benefit or the benefit of another without the prior written consent of the disclosing party. Each party shall disclose Confidential Items of the other party under this Agreement only to persons within its organization and to consultants who have a need to know such Confidential Items in the course of the

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performance of their duties and who are bound to protect the confidentiality of such Confidential Items.

         9.4  The confidentiality and non-use obligations of the receiving party shall not apply to any Confidential Item(s) which is received by one party from the other party and which:

    (i)
    is disclosed in a printed publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no breach of this Agreement by the receiving party;

    (ii)
    becomes known to the receiving party through disclosure by sources other than the disclosing party having the right to disclose such Confidential Items;

    (iii)
    is disclosed pursuant to the requirements of a governmental agency or any law requiring disclosure thereof, provided that the disclosing party is provided with prior written notice of any such disclosure;

    (iv)
    is generally disclosed to third parties by the disclosing party without similar restrictions on such third parties;

    (v)
    is approved for release by written authorization of an officer of the disclosing party;

    (vi)
    is already known by the receiving party as evidenced by its prior written records; or

    (vii)
    is developed by receiving party independently of and without reference to Confidential Items received from disclosing party as evidenced by written record.

provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

10. PUBLICATION

       10.1  Subject to all other terms of this Agreement, including those concerning confidentiality, LICENSORS' investigators have the right to publish or otherwise publicly disclose information. However, LICENSOR will provide LICENSEE with copies of articles reporting on research involving the Technology as soon as practicable but in no event later than simultaneously with their submission for publication to a peer-reviewed publication and will timely provide an outline of any other public disclosure in order to provide LICENSEE an opportunity to determine if patentable inventions or Confidential Items will be disclosed.

11. DUE DILIGENCE

       11.1  LICENSEE shall use good faith efforts to develop, obtain clinical approval for, manufacture, market and promote Licensed Products.

       11.2  LICENSEE shall use good faith efforts to:

    (a)
    market Licensed Products for sale within [+] of receiving regulatory approval by the appropriate governmental agency in each country in the world, including the U.S. Food and Drug Administration; and

    (b)
    develop and construct manufacturing facilities suitable for producing commercial quantities of Licensed Products.

       11.3  After an initial period of [+] from the effective date of this Agreement, LICENSOR may exclude a Field of Use or a portion thereof from the license granted herein pursuant to the provisions set forth in this section 11.3. In the event both LICENSORS agree that LICENSEE is not making reasonable efforts to commercialize a Field of Use of the Licensed Applications) and/or

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Licensed Patent(s), the LICENSORS shall, by written notice to LICENSEE, signed by both LICENSORS, particularly identify that Field of Use. After such time notice is given, LICENSEE shall have a [+] period to file for Investigatory New Drug ("IND") approval if required for the identified Field of Use and/or to pursue commercialization of identified Field of Use. In the event LICENSEE elects not to pursue IND approval as provided in writing to LICENSOR, the identified Field of Use or portion thereof shall be excluded from the license granted to LICENSEE, (hereinafter referred to as "Excluded Field of Use"). Thereafter, the LICENSOR shall have the right to grant licenses to third parties for the Excluded Field of Use, subject to LICENSEE's right to match the third party offer to license the Excluded Field of Use within [+] written notice of the third party offer.

12. TERM AND TERMINATION

       12.1  Term of License.

    (a)
    The Term of this Agreement shall be for a period beginning with the Effective Date and extending until the last to expire valid claim of a Licensed Patent covering a Licensed Product, unless sooner terminated as herein provided. Surviving any termination are: (a) LICENSEE's obligation to pay royalties accrued or accruable for sell-off of inventory pursuant to Paragraph 12.1(d); and (b) any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party.

    (b)
    Subject to the provisions of Section 11.3 hereof, which describes the only method by which LICENSOR shall be entitled to terminate this Agreement on the basis of failure to use appropriate diligence, upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE shall have sixty (60) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR may then in its sole discretion and option (a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE.

    (c)
    LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to LICENSOR and payment of all amounts due LICENSOR through the effective date of termination.

    (d)
    Upon termination of this Agreement under any provision, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the publicity and confidentiality obligations of the parties contained in Article 9 hereof, shall survive any such termination for the periods set forth therein. Termination shall not relieve any party of any obligation occurring prior to such termination, of any liability for a breach of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided, however, that neither party shall be liable for consequential, punitive or special damages including without limitation, lost profits. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture and fulfill all orders for Licensed Products at the time of such termination and sell the same, provided that LICENSEE shall pay to LICENSOR the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products.

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    (e)
    In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder, including any rights granted by LICENSEE to any sublicensee, shall cease and terminate, and all such rights shall revert to LICENSOR. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR's designated attorneys, any files or other documents in its possession or in the possession of its attorneys, agents or sublicensees, relating to pending or issued Licensed Patent(s), except that one copy of each such document may be retained by LICENSEE's attorney for the purpose of ensuring compliance hereunder. LICENSEE shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession or in the possession of its sublicensees.

13. ASSIGNMENT

       13.1  This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding however, LICENSEE may assign this Agreement to an entity, which acquires all or substantially all of the assets to which this Agreement pertains without the prior written consent of LICENSOR.

14. INDEMNIFICATION

       14.1  LICENSEE agrees that during the term of this Agreement and thereafter, it will indemnify, defend and hold LICENSOR, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorneys' fees, arising out of the death of or injury to any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption, disposal or advertisement of Licensed Products by LICENSEE.

15. NOTICES

       15.1  All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered, certified or express, and addressed, or when actually received, as follows:

TO LICENSOR:	Frank Hartdegen, Ph.D., Director
	Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151
TO LICENSEE:	Dr. Lynn Kirkpatrick ProlX Pharmaceuticals Corporation 1401 Forbes Avenue, Suite 231 Pittsburgh, Pennsylvania 15219-5125

Either party may change its address upon notice to the other party as provided herein.

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16. DISPUTE RESOLUTION

       16.1  Should the parties hereafter have any dispute as to their obligations pursuant to this Agreement, they shall first attempt to resolve such dispute among themselves. If such efforts are not successful, the parties shall select a neutral party to mediate the dispute.

       16.2  Either party may elect to submit the issue to arbitration by giving written notice to the other party and naming an arbitrator. The other party will then have thirty (30) days to select its own arbitrator. Once both arbitrators have been selected they shall meet within thirty (30) days of the appointment of the second arbitrator and select a third arbitrator mutually agreeable to them.

       16.3  Once the panel of arbitrators has been chosen, they shall conduct arbitration on the disputed issue or issues in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The third arbitrator shall serve as the presiding arbitrator, although, in the event of dispute among the arbitrators, the majority decision of the arbitration panel shall be binding. The decision of the arbitrators shall be final and either party may apply to a court of competent jurisdiction to enter judgment based on the arbitrator's decision. All costs of the arbitrators and arbitration, other than the respective parties' attorneys' fees and costs, shall be borne equally by the parties.

17. GENERAL PROVISIONS

        17.1    Equal Opportunity.    The parties agree to be bound by applicable state and federal rules governing equal employment opportunity and nondiscrimination.

        17.2    State Funding.    All parties recognize that ARIZONA's performance may be dependent upon the appropriation of funds by its state legislature. Should the Legislature of Arizona fail to appropriate the necessary funds, ARIZONA may cancel this Agreement without further duty or obligation. ARIZONA agrees to notify the other parties as soon as reasonably possible after the unavailability of said funds comes to ARIZONA's attention.

        17.3    Conflict of Interest.    This Agreement is subject to the provisions of A.R.S. § 38-511 and conflict of interest laws of the State of Arizona. ARIZONA may cancel this Agreement by written notice to the other parties if any person employed by the State of Arizona is substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of the parties becomes an employee or consultant in any capacity of the LICENSEE.

        17.4    Waiver.    None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

        17.5    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

        17.6    Headings.    The description headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        17.7    Execution in Counterpart.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        17.8    Entire Agreement.    This writing constitutes the entire agreement of the parties and there are no promises, understandings or agreements of any kind pertaining to this Agreement other than those written in this Agreement. This Agreement supercedes all previous Agreements in this matter.

(signature page follows)

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

        IN WITNESS WHEREOF, the parties thereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

For LICENSOR:		For LICENSEE:
GEORGETOWN UNIVERSITY		PROLX PHARMACEUTICALS
By:	/s/ William J. Hartman William J. Hartman Director, Research & Technology	/s/ Lynn Kirkpatrick Dr. Lynn Kirkpatrick
	6/29/01 Date	6/26/01 Date
By:	/s/ Pim Thukrall 07/2/01 Pim Thukrall CFO Georgetown University Medical Center
	/s/ Pete J. Lynn 7/2/01 Witness	/s/ Kristen Geary Witness
ARIZONA BOARD OF REGENTS On behalf of THE UNIVERSITY OF ARIZONA
By:	/s/ Richard C. Powell Signature
Richard C. Powell Print Name
7/9/01 Date
/s/ Mary W. Trimmell Witness

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

APPENDIX A

Licensed Applications

1.
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2.
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3.
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4.
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Licensed Patent

1.
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[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

QuickLinks

EXCLUSIVE LICENSE AGREEMENT AMONG GEORGETOWN UNIVERSITY AND THE UNIVERSITY OF ARIZONA AND PROLX PHARMACEUTICALS CORPORATION
APPENDIX A